UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  -------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
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                              ACTIS GLOBAL VENTURES INC.
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                                (Name of Issuer)

                         Common Stock, $0.001 par value
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                         (Title of Class of Securities)


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                                 (CUSIP Number)

                                 March 23, 2009
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             (Date of Event which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

              |_| Rule 13d-1(b)

              |X| Rule 13d-1(c)

              |_| Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO.
-------------------

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1.              NAMES OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES
                ONLY)

                Santhosh Cheeran

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2.              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |_|
                                                                         (b) |_|
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3. SEC USE ONLY

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4.              CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
----------------------- ------ -------------------------------------------------
                        5.     SOLE VOTING POWER
                               41,780,000 (1)
      NUMBER OF
                        ------ -------------------------------------------------
        SHARES          6.     SHARED VOTING POWER
     BENEFICIALLY              0
       OWNED BY
                        ------ -------------------------------------------------
         EACH           7.     SOLE DISPOSITIVE POWER
      REPORTING                41,780,000 (1)
        PERSON
                        ------ -------------------------------------------------
         WITH           8.     SHARED DISPOSITIVE POWER
                               0
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9.              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                41,780,000 (1)
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10.             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES                                                       |_|

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11.             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                7.55% (2)
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12.             TYPE OF REPORTING PERSON IN (Individual)
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(1) Represents 41,780,000 shares of Common Stock held directly by Santhosh Cheeran.

(2) Calculations are based on 552,787,730 shares of the Issuer's Common Stock outstanding as of October 28, 2007, as reported on the Issuer's Quarterly Report on Form 10-Q filed on November 16, 2007.
Introductory Note: This statement on Schedule 13G is filed by the undersigned Reporting Person (as defined in Item 2(a) below).

Item 1.

         (a).     Name of Issuer:

                  ACTIS GLOBAL VENTURES INC

         (b).     Address of Issuer's Principal Executive Offices:

                  1905, ASTON AVENUE, SUITE 101
                  CARLSBAD, California 92008

Item 2.

         (a).     Name of Person Filing:

                  This statement is being filed by:  Santhosh Cheeran.

         (b).     Address of Principal Business Office or, if None, Residence:

                  The Residence address of the Reporting Person is:
                  544, West Broad Street, Iselin, NJ - 08830.

         (c).     Citizenship:

                  Santhosh Cheeran is a citizen of the India.

         (d).     Title of Class of Securities:

                  Common Stock, par value $0.001 per share.

         (e).     CUSIP Number:



Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

         (a)      |_| Broker or dealer registered under Section 15 of the Act
                      (15 U.S.C. 78o);

         (b)      |_| Bank as defined in Section 3(a)(6) of the Act (15
                      U.S.C. 78c);

         (c)      |_| Insurance company as defined in Section 3(a)(19) of
                      the Act (15 U.S.C. 78c);

         (d)      |_| Investment company registered under Section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8);

         (e)      |_| An investment adviser in accordance with Rule
                      13d-1(b)(1)(ii)(E);

         (f)      |_| An employee benefit plan or endowment fund in
                      accordance with Rule 13d-1(b)(1)(ii)(F);

         (g)      |_| A parent holding company or control person in
                      accordance with Rule 13d-1(b)(1)(ii)(G);

         (h)      |_| A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i)      |_| A church plan that is excluded from the definition of
                      an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j)      |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         Not applicable.

Item 4.           Ownership.

         (a)      Amount beneficially owned:

                  Santhosh Cheeran:         41,780,000 (1)

         (b)      Percent of class:

 		  Santhosh Cheeran:         7.55% (2)

         (c)      Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:

 	   		Santhosh Cheeran:   41,780,000 (1)

                  (ii)  Shared power to vote or to direct the vote:

                        n/a

                  (iii) Sole power to dispose or to direct the disposition of:

 			Santhosh Cheeran:   41,780,000 (1)

                  (iv)  shared power to dispose or to direct the disposition of:

                        n/a

         (1) Represents 41,780,000 shares of Common Stock held directly by Santhosh Cheeran.

         (2) Calculations are based on 552,787,730 shares of the Issuer's Common Stock outstanding as of October 28, 2007, as reported on the Issuer's Quarterly Report on Form 10-Q filed on November 16, 2007.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.           Notice of Dissolution of Group.

                  Not applicable.

Item 10.          Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: April 2, 2009

                                     Santhosh Cheeran

                                     /s/ Santhosh Cheeran
                                     -------------------------------------------